Exhibit 5.1

[Letterhead of Walkers]

2 March 2018	Our Ref: YX/B4480-H15595

Bilibili Inc.

GuoZheng Center

Building No.3

No 485 Zhengli Road

Yangpu District

Shanghai 200433

People’s Republic of China

Dear Sir or Madam

Bilibili Inc.

We have acted as Cayman Islands legal advisers to Bilibili Inc. (the “Company”) in connection with the Registration Statement (as defined in Schedule 1), filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the U.S. Securities Act of 1933, as amended, relating to the offering by the Company of American depositary shares (the “ADSs”) representing the Company’s class Z ordinary shares of a par value of US$0.0001 each (the “Class Z Ordinary Shares”). We are furnishing this opinion as exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in any of the documents cited in this Opinion nor upon matters of fact or the commercial terms of the transactions the subject of this Opinion.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.                                      The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the “Registrar”).

2.                                      Based on our review of the A&R M&A (as defined in Schedule 1), the authorised share capital of the Company, with effect immediately prior to the completion of the Company’s initial public offering of the ADSs representing the Class Z Ordinary Shares, will be  US$1,000,000 divided into 10,000,000,000 shares comprising of (i) 100,000,000 Class Y Ordinary Shares of a par value of US$0.0001 each, (ii) 9,800,000,000 Class Z Ordinary Shares of a par value of US$0.0001 each and (iii) 100,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with Article 9 of the A&R M&A.

3.                                      The issue and allotment of the Class Z Ordinary Shares pursuant to the Registration Statement has been duly authorised. When allotted, issued and fully paid for as contemplated in the Registration Statement and when appropriate entries have been made in the Register of Members of the Company, the Class Z Ordinary Shares will be validly issued, allotted and fully paid, and there will be no further obligation on the holder of any of the Class Z Ordinary Shares to make any further payment to the Company in respect of such Class Z Ordinary Shares.

4.                                      The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects. Such statements constitute our opinion.

We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities”, “Taxation”, “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Walkers

WALKERS

2

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.                                      The Certificate of Incorporation dated 23 December 2013, Fifth Amended and Restated Memorandum and Articles of Association as adopted on 1 April 2017 (the “Memorandum and Articles”) and Sixth Amended and Restated Memorandum and Articles of Association as conditionally adopted by special resolution on 27 February 2018 and effective immediately prior to the completion of the initial public offering of the Company’s ADSs representing its Class Z Ordinary Shares (the “A&R M&A”), the Register of Members and Register of Directors of the Company, copies of which have been provided to us by its registered office in the Cayman Islands (together the “Company Records”).

2.                                      A Certificate of Good Standing dated 28 February 2018 in respect of the Company issued by the Registrar (the “Certificate of Good Standing”).

3.                                      A copy of executed written resolutions of the Board of Directors of the Company dated 27 February 2018 (the “Board Resolutions”), and a copy of executed written resolutions of the shareholders of the Company dated 27 February 2018 (the “Shareholder Resolutions”, together with the Board Resolutions, the “Resolutions”).

4.                                      A certificate from a director of the Company dated 28 February 2018, a copy of which is attached hereto (the “Director’s Certificate”).

5.                                      The Company’s registration statement on Form F-1 (the “Registration Statement”).

SCHEDULE 2

ASSUMPTIONS

1.                                      The originals of all documents examined in connection with this opinion are authentic. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. Any translations are a true translation of the original document they purport to translate.

2.                                      The Company Records are complete and accurate and all matters required by law and the Memorandum and Articles to be recorded therein are completely and accurately so recorded.

3.                                      The contents of the Director’s Certificate are true and accurate as at the date of this opinion and there is no information not contained in the Director’s Certificate that will in any way affect this Opinion.

4.                                      The conversion of the any shares in the capital of the Company will be effected via legally available means under Cayman law.

QUALIFICATIONS

1.                                      Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Law on the date of issue of the certificate if all fees and penalties under the Companies Law have been paid and the Registrar has no knowledge that the Company is in default under the Companies Law.

2.                                      We accept no responsibility for any liability in relation to any opinion which was given in reliance on the Director’s Certificate.